Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

Good Works Acquisition Corp.

FIRST: The name of this corporation is Good Works Acquisition Corp.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock having $0.01 par value per share.

FIFTH: The name and address of the incorporator are Angel Avalos, Jr., Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois 60606-6446.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the corporation.

SEVENTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

The undersigned, being the incorporator herein, has executed this Certificate of Incorporation this 24th day of June, 2020, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.

/s/ Angel Avalos, Jr.
Angel Avalos, Jr., Incorporator